Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 19, 2008 on the financial statements of the Sycuan Value Fund, dated as of September 30, 2008 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Sycuan Value Fund (SEC File No. 811-21401 and 333-107049).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

January 26, 2009